Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 13 day of January, 2022 (the “Execution Date”), by and between (i) TMS NeuroHealth Centers Services, LLC, a Delaware limited liability company(collectively with its Affiliates (as defined below), the “Company”), and (ii) William Leonard (the “Executive”), collectively with the Company, the “Parties.”

RECITALS

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company desires to continue to secure the exclusive services of the Executive upon the terms and subject to the conditions set forth in this Agreement, and the Executive desires to provide the Company services on terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, agree as follows:

AGREEMENT

1.Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company as the President and Chief Executive Officer of the Company and its parent, Greenbrook TMS Inc. (“Greenbrook”).

2.Term. This Agreement is effective as of January 1, 2022 (the “Effective Date”) and expires on the third anniversary of the Effective Date, unless sooner terminated by either party as set forth below, or until the termination of Executive’s employment, if earlier. The term of this Agreement shall automatically renew for periods of one year on the third anniversary of the Effective Date and each one-year anniversary thereafter (each, a “Renewal Date”), unless either party gives written notice of such nonrenewal (“Nonrenewal Notice”) to the other party at least 90 days before the applicable Renewal Date. The initial and any extended term of this Agreement through the earlier of (a) the date this Agreement expires or is terminated as described herein or (b) the date of termination of the Executive’s employment by the Company or by the Executive for any reason is referred to as the “Employment Period.”

3.Duties.

3.1.During the Employment Period, the Executive shall be employed by the Company as its President and Chief Executive Officer and shall serve the Company faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full time, attention, skill and best efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company. The Executive shall report directly to, and be supervised by, the Chair of the Board of Directors of Greenbrook (the “Board”). In addition to performing all duties and responsibilities reasonably incident to his position as President and Chief Executive Officer, the Executive shall perform all duties and responsibilities reasonably assigned to, or required of, the Executive by the Board that are commensurate with Executive’s title and position. Executive shall abide by the policies and procedures of the Company applicable to all employees, which may be modified by the Company from time to time.

3.2.The Executive shall not during the Employment Period be engaged in any other business activity which, in the reasonable judgment of the Board, would conflict with the ability of the Executive to perform the Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in this Agreement shall prevent Executive from engaging in additional activities in connection with personal investments and community affairs, including serving on civic or charitable boards that are not inconsistent with Executive’s duties under this Agreement, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Sections 8, 9 or 10 below.

4.Compensation.

4.1.Annual Base Salary.  During the Employment Period, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $450,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Board deems appropriate.

4.2.Annual Bonus.  The Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each fiscal year during the Employment Period commencing with the 2021 fiscal year. For fiscal year 2021, the Executive will be eligible for an Annual Bonus not to exceed $350,000 (unless otherwise approved by the Board in consultation with the Executive), awarded at the reasonable, good faith discretion of the Board based on the Executive’s success in meeting annual goals determined by the Board, in consultation with Executive. For the remaining fiscal years of the Employment Period, the Executive will be eligible for a bonus awarded at the reasonable, good faith discretion of the Board based on the Executive’s success in meeting annual goals determined by the Board, in consultation with the Executive. The Board and the Executive will work together to establish the Annual Bonus payment amount for the prior year, and the target amount and eligibility goals for the upcoming fiscal year, on or about March 1 of each year of the Employment Period. In order to be eligible to receive the Annual Bonus for a particular fiscal year, the Executive must be employed by the Company at the end of the fiscal year for which the Annual Bonus is awarded. Any Annual Bonus awarded shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates.

4.3.Equity Compensation.  The Executive shall receive a performance stock unit grant with respect to a number of shares of Greenbook’s common stock having a value of $400,000 on the grant date (“Stock Unit Grant”). The Stock Unit Grant will vest based Executive’s continued service through the applicable vesting date and on the attainment of corporate performance goals and targets established by the Board for the performance period ending on December 31, 2023, and will have such other terms as the Board deems appropriate. The Stock Unit Grant is expected to be made under Greenbook’s equity compensation plan, upon the establishment of such plan, which is a material term of this Agreement. The Executive may be eligible to receive additional equity awards under Greenbook’s equity compensation plan, as determined by the Board in its sole discretion.

5.Benefits. The Executive shall be entitled to participate in the following benefits:

5.1.General.  During the Employment Period, the Executive shall be eligible to participate in any of the Company’s standard benefit plans and packages, including without limitation health care coverage, as in effect from time to time. The Company shall provide to the Executive a laptop, mobile phone and such other equipment as are reasonably necessary for the Executive to perform the Executive’s duties hereunder. Such laptop, mobile phone and other equipment shall, unless agreed to otherwise, remain the sole and exclusive property of the Company. The benefit plans and packages offered by the Company may be modified from time to time in such Company’s sole discretion.

5.2.Paid Time-Off.  The Executive shall be eligible for five weeks of paid time off for each fiscal year during the Employment Period, subject to the terms and conditions of the Company’s vacation, holiday, and other pay-for-time-not-worked policies, as may be reasonably amended from time to time.

5.3.Expense Reimbursement.  During the Employment Period, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary business and travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation by the Executive to the Company of appropriate documentation therefore.

6.Termination.

6.1.Termination by the Company without Cause or Resignation by the Executive with Good Reason.  If the Company terminates the Executive’s employment without Cause (as defined below) or if the Executive terminates the Executive’s employment with Good Reason (as defined below), the Executive shall be entitled to the following:

6.1.1.the Executive’s unpaid Base Salary, reimbursement of all outstanding expenses properly incurred by the Executive up to the termination date and payment of any Annual Bonus which the Executive would have received in respect of the year in which the termination date occurs, pro-rated for the number of months actually served during the year (such Annual Bonus to be awarded when bonuses are awarded to other employees, and payable no later than two and a half months after the last day of the fiscal year in which the termination date occurs) (collectively, the “Accrued Obligations”);

6.1.2.subject to the Executive’s execution, non-revocation, and delivery to the Company of a severance agreement and general release substantially in the form attached as

Exhibit A (the “Severance Release”), continued payment of the Executive’s Base Salary at the rate in effect as of the date of his termination for a period of 18 months following the termination date (the “Severance Period”). The payments described in this Section 6.1.2 (the “Severance Payments”) will commence within 60 days after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

The Severance Payments are subject to the Executive’s compliance with the obligations set out in Sections 8, 9 and 10 of this Agreement (collectively, the “Post-Termination Obligations”). At the Company’s request, the Executive shall provide proof reasonable in the circumstances of the Executive’s compliance with the Post-Termination Obligations. In the event that the Board determines, in its reasonable discretion, that the Executive has failed to comply with any of the Post-Termination Obligations, the Company shall have the right to cease any further Severance Payments and the Executive shall be required to pay the Company back for any Severance Payments already received minus $100.

6.2.Definitions.

6.2.1.Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following: (a) a substantial and continuing diminution in the nature of the Executive’s title, authority, and responsibilities with the Company; (b) a material breach by the Company of any material provision of this Agreement; or (c) a material reduction in the Executive’s Base Salary, other than an across-the-board reduction affecting all senior level executives. For the Executive to terminate employment for “Good Reason”: (i) the Executive must reasonably determine in good faith that a Good Reason condition has occurred; (ii) the Company must be notified by the Executive in writing within 30 days of the date the Executive becomes aware (or, if earlier, had reason to be aware) of the event that would allow the Executive to terminate employment for Good Reason, with such notice setting forth such event in reasonable detail; (iii) the event must remain uncorrected by the Company for 30 days following its receipt of such notice (the “Notice Period”), and the Executive has cooperated in good faith with the Company’s efforts to cure such condition; and (iv) such termination must occur within 30 days after the expiration of the Notice Period. If the Company cures the Good Reason condition during such Notice Period, Good Reason shall be deemed not to have occurred.

6.2.2.Cause.  For purposes of this Agreement, “Cause” shall mean any of the grounds for termination of the Executive’s employment listed: (a) a material breach of the Executive’s obligations under this Agreement or any other agreement with the Company or any of the material policies and procedures of the Company; (b) gross neglect of the Executive’s job duties and responsibilities to the Company, (c) any failure to implement the reasonable directives of the Board, provided that the foregoing failure shall not be “Cause” if the Executive in good faith believes that such direction is illegal and promptly so notifies the Board; (d) the Executive is indicted for or charged by any governmental authority with a felony or is convicted of or pleads guilty to a misdemeanor crime or crimes of moral turpitude, dishonesty, fraud, or submission of false documents; (e) any theft, fraud, embezzlement, misappropriation, falsified expense reports or similar dishonest behavior by the Executive; (f) the Executive engages in conduct that discriminates against or harasses another employee of the Company on the basis of gender, race, color, creed, religion or sexual orientation, as determined by the Board in good faith; (g) Executive has engaged in conduct that, in the reasonable judgement of the Board, compromises the Executive’s ability to perform, in all material respects, the Executive’s required duties and responsibilities (other than conduct that gives rise to the Executive’s permanent disability). For the Company to terminate employment for “Cause” pursuant to this Section 6.2.2(a), (b), or (c): (i) the Company must reasonably determine in good faith that a Cause condition has occurred; (ii) the Executive must be notified by the Company in writing within 30 days of the date the Company becomes aware (or, if earlier, had reason to be aware) of the event that would allow the Company to terminate employment for Cause, with such notice setting forth such event in reasonable detail; (iii) the event must remain uncorrected by the Executive for 30 days following receipt of such notice (the “Notice Period”), and the Company has cooperated in good faith with the Executive’s efforts to cure such condition; and (iv) such termination must occur within 30 days after the expiration of the Notice Period. If the Executive cures the Cause condition during such Notice Period, Cause shall be deemed not to have occurred.

6.2.3.Disability.  For purposes of this Agreement, “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

6.2.4.Affiliate.  For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

6.2.5.Person.  For purposes of this Agreement, “Person” shall mean any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted

6.3.Termination by the Company with Cause.  If the Company terminates the Executive’s employment with Cause, the Executive shall be paid the Executive’s unpaid Base Salary and shall be reimbursed for all outstanding expenses properly incurred by the Executive up to the termination date. The Company will have no further severance obligations to the Executive.

6.4.Termination by the Executive without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall be paid the Accrued Obligations through the date of termination.

6.5.Non-Renewal.  Either the Executive or the Company can elect not to renew this Agreement pursuant to Section 2 by giving the other Party Non-Renewal Notice. In the event of the termination of this Agreement pursuant to this Section 6.5 and Section 2, effective as of such termination, the Company shall have no further obligations hereunder, except for payment of the Accrued Obligations.

6.6.Termination by the Company for Death; Disability.  If the Executive’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, Disability, upon the Executive’s date of termination, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be paid the Accrued Obligations, and those provided under the Company’s long-term disability insurance plan or life insurance plan, as applicable.

6.7.Resignation as Officer or Director.  Upon a termination of employment, unless otherwise agreed to by the Company and the Executive, the Executive shall be deemed to have resigned each position (if any) that the Executive then holds as an officer or director of the Company or of any Affiliates of the Company, including Greenbrook.

7.Representations, Warranties and Covenants of the Executive.

7.1.Restrictions.  The Executive represents and warrants to the Company that:

7.1.1.There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and

7.1.2.The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that the Executive has with any other employer, person or entity.

7.2.Obligations to Former Employers.  The Executive covenants that in connection with the Executive’s provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

8.Non-Solicitation.  The Executive agrees that while employed by the Company and for a period of 18 months after the termination of the Executive’s employment (the “Restriction Period”), the Executive will not, either directly or indirectly, (a) solicit, induce, recruit or encourage any employee or independent contractor of the Company to leave its employment or terminate or reduce their contracting relationship with the Company, and/or (b) solicit any client, patient, doctor, medical professional, customer or business partner of the Company (i) to terminate its relationship with the Company or (ii) to become a client, patient, doctor, medical professional, customer or business partner of any person or entity other that directly competes with the Company. Following the Executive’s termination of employment and for purposes of this Agreement, an employee or independent contractor is defined as any person who has worked for the Company within the 12-month period immediately preceding the termination of the

Executive’s employment. For purposes of Sections 8 and 9, “Company” shall include any Affiliate of the Company.

9.Covenant Not to Compete.  During the Employment Period and for the Restriction Period, the Executive shall not render services in any capacity to any person or entity other than the Company engaged in the practice of Transcranial Magnetic Stimulation or any other related services similar to the Company’s actual or prospective business in a location where the Company conducts business or has taken active measures to commence conducting business as of the date of the end of the Employment Period. During the Employment Period and for the Restriction Period, the Executive shall not, individually or jointly with others, directly or indirectly, whether for the Executive’s own account or for that of any other person or entity, own or hold any ownership interest or voting interest in any business that is competitive with the Company provided, that, it shall not be a violation of this Section 9 for the Executive to own a five percent (5%) or smaller interest in any corporation required to file period reports with the United States Securities and Exchange Commission.

10.Proprietary Information.  The Executive acknowledges and agrees that all Proprietary Information (as defined below) belongs exclusively to the Company and the Executive hereby assigns to the Company any rights the Executive has or may acquire in any Proprietary Information. During all times of the Executive’s employment with the Company and thereafter, the Executive agrees to hold the Proprietary Information in strictest confidence, to take reasonable steps to prevent the Proprietary Information from being disclosed to third parties, and to refrain from using the Proprietary Information for any purpose other than the conduct of the Company’s business. For purposes of this Section 10, “Proprietary Information” shall mean any and all knowledge, data or information of a business nature relating to the Company, or their respective Affiliates, including without limitation (a) trade secrets, copyrights, ideas, business practices, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, all technical data, proposals, reports, and client or vendor information compiled by the Company, and any modifications or enhancements thereto, software, programs, and information (whether or not necessarily in writing) which has actual or potential economic value to the Company; (b) marketing techniques and materials, pricing information, cost information, margin information, client and vendor information of any type (including client identities, project information and terms of engagement), information regarding the Company’s interactions with third parties, governmental entities and personnel, business plans, business strategy, financial statements, projections, budgets and financial information of any type; and (c) information regarding the skills and compensation of the Company employees and independent contractors. Additionally, from time to time the Company receives from third parties confidential or proprietary information, which information the Executive also agrees to hold in confidence, not to disclose to anyone, and not to use for any purpose other than the Executive’s work for the Company. For purposes of this Section 10, “Company” shall include any subsidiary and Affiliate of the Company. For purposes of this Section 10, “Proprietary Information” does not include information that is publicly available, that is obtained from independent sources free of any obligation, other than through improper disclosure, or that is developed independently of and without reference to the Proprietary Information of the Company.

11.Provisions Applicable to All Covenants.

11.1.Enforcement.  The Parties acknowledge that a breach of any of the covenants and agreements of this Agreement, including those contained in Sections 8, 9, and/or 10, may cause irreparable damage, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach may be inadequate. Accordingly, the Parties agree that if either breaches or threatens to breach any of the covenants or agreements of this Agreement, including those contained in Sections 8, 9, and/or 10, in addition to any other remedy which may be available at law or in equity, the aggrieved Party may institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. The non-prevailing Party shall indemnify and hold harmless the prevailing Party from all damages and costs, including reasonable attorneys’ fees, relating to the enforcement of this Section of this Agreement.

11.2.Scope of Covenants.  The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive will become familiar with the Company’s and its subsidiaries’ and Affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and Affiliates, and that the Executive’s services are of special, unique and extraordinary value to the Company and its subsidiaries and Affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both Parties for the Executive to enter into the restrictive covenants set forth in Sections 8, 9, and 10 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and Affiliates, and that such restrictions and covenants contained in Sections 8, 9, and 10 are reasonable in geographical and temporal scope and in all other respects given the nature of the Executive’s duties and the nature of the Company’s and its subsidiaries’ and Affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of the Executive’s employment with the Company. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of Sections  8, 9, and 10 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 8, 9, and 10 to be reasonable and necessary for the protection of the interests of the Company, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of Sections 8, 9, and 10 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

11.3.Enforceability.  If any court holds any of the restrictions or covenants contained in Section 8, 9, and/or 10 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the Parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and Affiliates to the relief provided in Sections 8, 9, and/or 10 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

11.4.Disclosure of Restrictive Covenants.  The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in Sections 8, 9, and 10 to any employer or other service recipient by whom the Executive may be employed or retained during the applicable restricted period.

12.Company Policies. As an employee of the Company, the Executive agrees to abide by the Company’s and Greenbrook’s rules, policies and employee handbook as may be reasonably in effect from time to time. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

13.Section 409A.

13.1.The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), and the Company shall have reasonable discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the reasonable discretion of the Company.

13.2.Severance Payments under this Agreement are intended to be exempt from Code Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Code Section 409A, if the Executive is considered a “specified employee” for purposes of Code Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

13.3.All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under to Code Section 409A to the extent required by to Code Section 409A. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

13.4.Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (a) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; and (b) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year.

13.5.For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 60 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Severance Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Code Section 409A, and if a payment that is subject to execution of the Severance Release could be made in more than one taxable year, payment shall be made in the later taxable year.

13.6.The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

14.Code Section 280G.  In the event of a change in ownership or control under Code Section 280G, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Code Section 280G, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section 14 shall be made as follows:

14.1.The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Code Section 280G(d)(4). The term “Excise Tax” means the excise tax imposed under Code Section 4999, together with any interest or penalties imposed with respect to such excise tax.

14.2.Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 14.

14.3.All determinations to be made under this Section 14 shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 14 shall be borne solely by the Company.

15.Miscellaneous Provisions.

15.1.Withholding.

15.1.1.Subject to condition identified in Section15.1.2, all payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.1.2.Beginning in the calendar quarter following IRS action on the Company’s Form 9852 application (submitted on or about April 30, 2021) to voluntarily reclassify Mr. Leonard as an employee for federal employment tax purposes, the Company will begin to withhold all appropriate taxes and file a Form W-2 on Mr. Leonard, in accordance with Internal Revenue Manual Section 4.23.20 and Announcement 2012-45, 2012-51 IRB 724, 12/17/2012.

15.2.Notices.  Except as otherwise provided in this Agreement, all notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

(i)	If to the Company:

TMS NeuroHealth Centers Services LLC
c/o Greenbrook TMS Inc.
890 Yonge Street, 7th Floor
Toronto, Ontario M4W 3P4

(ii)	If to the Executive, to the address in the Company’s personnel records.

Notices shall be deemed received at the earliest of actual receipt, confirmed facsimile or three days following mailing.

15.3.Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the Parties, by and between the Company and the Executive.

15.4.Amendments.  This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the Parties hereto.

15.5.Waivers.  All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

15.6.Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.7.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, executors, administrators, successors, and assigns, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 8, 9 and 10, will continue to apply in favor of the successor..

15.8.Section Headings.  The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.9.Governing Law.  Except where otherwise indicated, this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to conflicts of law principles of such state.

15.10.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Electronic signatures shall be acceptable and binding.

15.11.Arm’s Length.  The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each Party has been represented by counsel of its or his own choosing. Accordingly, any rule of law or legal discussion that would require interpretation of any ambiguities in the Agreement against the part that drafted it is not applicable and is waived.

15.12.Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Executive Employment Agreement as of the date first above written.

TMS NEUROHEALTH CENTERS SERVICES, LLC

By:	/s/ Erns Louber
Name:	Erns Louber
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Bill Leonard
Name:	Bill Leonard

[Signature Page to Executive Employment Agreement]

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth the terms of separation of the undersigned executive (“you” or the “Executive”) from employment with the TMS NeuroHealth Centers, Inc. (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers.

Termination Date. Your last day of work with the Company was [•].

Consideration. The Company will pay you a sum [enter amount that is 18 months of base salary], less applicable federal, state and local tax deductions. The Company will pay this amount in equal installment for 18 months commencing within 60 days after the Executive’s termination date, and any. installments not paid between the termination date and the date of the first payment will be paid with the first payment..

Release of Claims. In exchange for the payment(s) described in the Consideration clause, you hereby waive all claims available under federal, state or local law against the Company, its parent, subsidiaries, partners and affiliates, and its and their respective directors, officers, employees, shareholders, agents, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns (the “Released Parties”) arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, and you also hereby waive you rights under the following statutes to the fullest extent permissible under applicable state and local laws including, but not limited to the Virginia Human Rights Act, Virginians with Disabilities Act, Virginia Equal Pay Act, Virginia Genetic Testing Law, Virginia Right-to-Work Law, Virginia Equal Pay Law, Virginia Occupational Safety and Health Act, Virginia Fraud Against Taxpayers Act, Fairfax Human Rights Ordinance, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not waiving your right to vested benefits under the written terms of the Company 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below, or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment

Reports to Government Entities. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clauses, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Admission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payment(s) described in the Consideration Clause of this Agreement.

Addendum to General Release for Age Claims. In addition to all other claims released for the payment(s) described in the Consideration clause, you hereby waive all claims available against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

●	you read this Agreement and you understand it;
●	you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;
●	you are signing this Agreement after the date of your separation from the Company and you were offered at least 21 days to consider your choice to sign this Agreement;
●	the Company advises you to consult with an attorney;
●	you know that you can revoke this Agreement within 7 days of signing it and that the Agreement does not become effective until that 7-day period has passed. To revoke, contact Chair of the Board of Directors of the Company at [•]; and
●	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement.

Duty of Cooperation. You agree to cooperate in a timely manner with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to your employment with the Company. This cooperation may include reasonably appearing from time-to-time for conferences and interviews, and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter. Subject to the Company’s prior approval, the Company will reimburse you for reasonable out-of-pocket costs and expenses such as travel expenses, and will endeavor to set meeting times that are mutually agreeable.

Governing Law. This Agreement shall be governed by the laws of Delaware without regard to conflicts of law principles of such state.

Return of Records and Equipment. You agree that you have returned all Company property, including but not limited to keys, ID card, cell phone, PDA, and Company documents and information (either hard copy or electronic) other than records related solely to your own compensation or benefits.

Severability. In the event a court, arbitrator or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

The Company hereby advises you to consult with an attorney prior to signing this Agreement. You acknowledge that you have had a reasonable amount of time to consider the terms of this Agreement and you sign it with the intent to be legally bound.

TMS NeuroHealth Centers Services, LLC:
Date:

Executive:

Date: